Exhibit 5.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

July 22, 2014

Comerica Incorporated

Comerica Bank Tower

1717 Main Street

Dallas, Texas 75201

RE: Issuance of 3.800% Subordinated Notes due 2026

Ladies and Gentlemen:

We have acted as special counsel to Comerica Incorporated, a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of $250,000,000 aggregate principal amount of 3.800% Subordinated Notes due 2026 (the “Securities”) in an underwritten public offering pursuant to the Underwriting Agreement, dated July 17, 2014, between the Company, on the one hand, and J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., as representatives of the several underwriters named in Schedule 1 thereto (the “Underwriting Agreement”). The Securities are to be issued pursuant to that certain Subordinated Debt Securities Indenture, dated as of May 1, 2003 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank, as trustee.

We have examined: (i) the Registration Statement on Form S-3 (Registration No. 333-185042) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on November 19, 2012; (ii) the preliminary prospectus dated July 17, 2014, in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on July 17, 2014 (the “Preliminary Prospectus”); (iii) the final prospectus dated July 17, 2014, in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on July 18, 2014 (the “Final Prospectus”, and together with the Preliminary Prospectus, the “Prospectus”) in connection with the offering and sale by the Company of the Securities; (iv) the Indenture; (v) the form of the Securities; (vi) the Company’s Restated Certificate of Incorporation, as amended, and its Amended and Restated Bylaws; (vii) the Underwriting Agreement; and (viii) such other corporate records, certificates and other documents and such matters of law, in each case, as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to any facts material to this opinion that we did not independently establish or verify, we have, with your consent, relied upon the statements, certificates and representations of the public officials, officers of the Company and other representatives of parties to the Indenture and the Securities. We have also assumed the valid authorization, execution and delivery of the Indenture and the Securities by each party thereto other than the Company, and we have assumed that each such other party has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Indenture and the Securities constitutes the valid and binding obligation of all such other parties, enforceable against them in accordance with its terms.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Securities are valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether considered in a proceeding in equity or at law) and (ii) an implied covenant of good faith and fair dealing. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in any Securities or in any agreement and we express no opinion as to the enforceability of any indemnification or contribution provisions contained in any agreement insofar as enforcement of these provisions may be limited by applicable federal securities laws or principles of public policy.

We are members of the Bar of the State of New York. This opinion is limited to the laws of the State of New York, the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal securities laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 22, 2014, and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are an expert within the meaning of Section 7 of the Act. We assume no obligation to advise the Company or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

[Signature page follows.]

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

Wachtell, Lipton, Rosen & Katz

[Signature to Validity Opinion]